UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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J. ALEXANDER’S HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

ANCORA ADVISORS, LLC
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Ancora Advisors, LLC (“Ancora”) has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit withhold votes from the election of director candidates nominated by J. Alexander’s Holdings, Inc., a Tennessee corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of shareholders.

Item 1: On June 10, 2019, Ancora issued the following press release:

ISS RECOMMENDS J. ALEXANDER’S SHAREHOLDERS VOTE ANCORA ADVISORS’ GOLD PROXY CARD

ISS Believes Change is Warranted on J. Alexander’s Board Given the Company’s Relative Underperformance and Corporate Governance Shortcomings

ISS Highlights that the Board has Failed to Remove the Classified Board and Supermajority Vote Requirement in the Company’s Governing Documents, Which Adversely Impact Shareholder Rights

ISS Affirms that Shareholders Should Vote Ancora’s GOLD Proxy Card to WITHHOLD Votes from Timothy Janszen and Ronald Maggard

Cleveland, OH – June 10, 2019 – Ancora Advisors, LLC (“Ancora”), which beneficially owns approximately 8.76% of the outstanding shares of J. Alexander’s Holdings, Inc. (NYSE: JAX) (“J. Alexander’s” or the “Company”), making it one of the Company’s largest shareholders, today announced that Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory firm, has endorsed its case for change at J. Alexander’s. ISS recommends that shareholders vote Ancora’s GOLD proxy card at the Company’s upcoming annual meeting on June 20, 2019 to WITHHOLD their votes from management’s incumbent nominees, Timothy Janszen and Ronald Maggard, two current members of the Board of Directors (the “Board”) of J. Alexander’s.

Shareholders who agree that the status quo is unacceptable should vote the GOLD proxy card to WITHHOLD their votes from the re-election of Timothy Janszen and Ronald Maggard to the Board at the upcoming annual meeting. For more information pertaining to Ancora’s case for change and voting resources, please visit: www.saratogaproxy.com/Ancora.

In its full report, ISS concurred with Ancora’s views regarding J. Alexander’s underperformance, misguided strategy and weak corporate governance. ISS concluded that shareholders should vote on Ancora’s GOLD proxy card.1

“The dissident has presented a compelling case outlining the company's relative underperformance and governance shortcomings (for which director Maggard, as chair of the nomination and governance committee, appears particularly accountable); these factors suggest that board refreshment is needed.”

1 Permission to quote ISS was neither sought nor obtained. Emphases added.

“Most other metrics have shown deteriorating trends since the spin-off, including a (6) percent CAGR for Adjusted EBITDA, a (25.4) percent CAGR for Operating Income, and (8) percent CAGR for Free Cash Flow. Gross margin, EBITDA margin, and operating margin have all declined since 2015 and ROIC fell by 320 bps between 2016 and 2018.”

“The company has underperformed its peers and the Russell 2000 restaurant index, irked shareholders with an acquisition proposal riddled with conflicts and questionable strategic rationale, and has failed to clearly articulate a strategy going forward. As a result, the stock is trading at a significant discount to peers, at 6.2x EV/NTM EBITDA vs. peer average of 12.8x. This valuation gap is unlikely to close until shareholders regain trust in the company's board and receive clarity on the company's growth strategy, capital allocation, and approach to evaluating strategic alternatives.”

ISS’s analysis also supports Ancora’s contention that the Company’s aimless strategy and lack of transparency have contributed to the destruction of shareholder value.

“The company states in its presentation that it is making significant progress on its strategic and operational plan to deliver significant value to shareholders. However, the strategic and operational plan is not entirely clear. The latest presentation with any sort of financial goals was published on June 6, 2017. As is evident from ISS analysis of these goals vs. actual numbers, many of the targets have not been met.”

“With missed goals on the latest strategy articulated two years ago and absence of any update on goals and strategy going forward, shareholders have no way of setting expectations and evaluating the company’s operational performance against its set goals. Following the defeat of the 99 Restaurants acquisition attempt, the management and the board have failed to provide shareholders with a clear plan on improving performance, allocating capital, including potential acquisitions, and target capital structure. Judging by the board’s response to the dissident, it does not deem it necessary to provide this information to the shareholder. This lack of transparency and absence of clearly articulated goals likely contributes to JAX significant trading discount relative to its peers.”

While the Board has claimed that Ancora’s proposal to acquire the Company for $11.75 per share in cash undervalues the Company, ISS concurred with Ancora that the Board did not adequately assess the proposal and noted the Board’s dubious approach to valuation:

“The board's claim that Ancora's proposal undervalues the company appears to be inconsistent with its past approach to company valuation. The board also asserts that the proposal was not real as the company did not include details of financing and did not run a tender offer. However, the company does not appear to have spent sufficient time with the dissident to assess availability of financing; according to the dissident, the board's tender offer comment is also not valid, as the dissident could not run a tender offer without board authorization under Tennessee law.”

“There is no consistency or clarity on how the board approaches the company valuation for the purposes of evaluating M&A transactions and stock repurchase decisions.”

In its assessment of J. Alexander’s Board-level issues and corporate governance deficiencies, ISS concluded:

“Moreover, since the company spun off from FNF in 2015, the board has failed to remove, or subject to a sunset requirement, the classified board and the supermajority vote requirement to enact certain changes to the governing documents, each of which adversely impacts shareholder rights.”

“The board has failed to present a compelling case for its ability to close the valuation gap between JAX and its peers. The company's subpar operational performance, lack of a credible plan to improve it, and the shareholders' distrust of the board following the failed merger in 2018 appear to be the main culprits for the stock discount. A refreshment of the board and a close look at its governance would go a long way in rebuilding that trust.”

Frederick DiSanto, Chairman and Chief Executive Officer of Ancora, commented:

“We are very pleased that ISS supports Ancora’s case for change at J. Alexander’s and recommends shareholders vote the GOLD proxy card to withhold their votes from Timothy Janszen and Ronald Maggard. The thorough assessment of J. Alexander’s issued by ISS reaffirms nearly all of the strategic and governance failures that Ancora has been highlighting in recent weeks. Notably, ISS appears to share Ancora’s view that J. Alexander’s current plan is simply not credible and its assessment of Ancora’s acquisition proposal was dismissive and highly flawed. If we are successful in our campaign, we will continue to urge the Board to conduct a full strategic review focused on a sale of the Company that maximizes value for all shareholders.”

VOTE FOR CHANGE ON THE GOLD PROXY CARD TODAY.

If you have already voted J. Alexander’s proxy card, you can change your vote by providing a later dated GOLD proxy card.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

About Ancora Advisors

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns three separate and distinct SEC Registered Investment Advisers, Ancora Advisors, LLC, Ancora Family Wealth Advisors, LLC and Ancora Retirement Plan Advisors, Inc. and Inverness Securities LLC, a broker dealer. Ancora Advisors, LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), pooled investments (hedge funds/investment limited partnerships), and institutions such as pension/profit sharing plans, corporations, charitable and “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf of families and high net-worth individuals. Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans.

Investor Contact

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311

info@saratogaproxy.com